Exhibit 10.4

SPRINT NEXTEL

SHORT-TERM INCENTIVE PLAN

Article I

Purpose and Definitions

1.1 Purpose. The Sprint Nextel Short-Term Incentive Plan is intended to further the Company’s objectives by offering competitive incentive compensation to employees who make contributions to those objectives. The Plan is effective January 1, 2006.

1.2 Definitions. As used in this Plan,

Board is the Board of Directors of the Company.

Committee is the Human Capital & Compensation Committee of the Board.

Company is Sprint Nextel Corporation.

Disability is a Participant’s termination of employment upon becoming eligible for benefits under the Company’s long-term disability plan.

Involuntary Termination without Cause is a Participant’s termination of employment under circumstances in which the Participant is eligible for severance under the Company’s separation pay plans or policies.

Participant is an employee or class of employee of the Company or one of its subsidiaries designated to participate in the Plan under Article III.

Performance Goals are the objective(s) established by the Committee under the Plan for measuring performance of Participants during a Performance Period. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the division, department, or function within the Company in which the Participant works.

Performance Period is a calendar year or another period not longer than one year established by the Committee.

Retirement is a Participant’s termination of employment upon or after attaining age 65.

Senior Officer is an officer of the Company or a subsidiary of the Company with the title of senior vice president or higher.

Article II

Administration

2.1 Administration. The Committee will be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations deemed advisable, and to make all other administrative determinations necessary. Any determination, interpretation or other action made or taken by the Committee under the Plan’s provisions will be final for all purposes and upon all persons.

2.2 Delegation by Committee. The Chief Executive Officer, or such other Senior Officer or a Committee of Senior Officers as may be specified by the Committee, has the authority to select Participants and grant awards under the Plan to employees who are not Senior Officers. This authority includes the same powers to make determinations under the Plan with respect to those awards as the Committee has under this Plan, provided that all decisions must be within the boundaries of the compensation philosophy established by the Committee.

Article III

Participation

3.1 Eligibility. For each Performance Period, the Committee will determine which employees, who are in a position to influence the Company’s success, will participate in the Plan and the target opportunity for those Participants.

3.2 New hires and changes in position. Employees hired or promoted during a Performance Period into a position appropriate for participation in this Plan may either participate in the already existing Performance Period on a prorated basis, or be held out until the beginning of the next Performance Period. Participants who change into a position no longer appropriate for participation in this Plan may either continue to participate in the already existing Performance Period, participate on a prorated basis up to the date of the change, or cease participation for the entire Performance Period. These determinations will be made by the Committee.

3.3 Terminations. Under rules established by the Committee, Participants who terminate their employment during the Performance Period may be entitled to a prorated award if that termination is by reason of Disability, Retirement, or Involuntary Termination without Cause. Participants who die during the Performance Period may be entitled to a prorated award based on a percentage of target opportunity payable as soon as practicable after the Participant’s death as determined by the Committee. Participants who terminate employment during the Performance Period for any other reason will forfeit their award under the Plan unless otherwise determined by the Committee.

Article IV

Payment of Award

4.1 Determining amount of the award. The Committee will determine the award earned by each Senior Officer for any Performance Period based on the Senior Officer’s target opportunity and their achievement of Performance Goals during the Performance Period.

4.2 Adjustment of awards. The Committee may make adjustments in the Performance Goals to compensate for any events that significantly alter the basis upon which the goals were determined, following instructions for making such adjustments that are adopted at the time the Performance Goals are established. These adjustments may be made before or after the end of the Performance Period.

4.3 Timing of payment. Payments of amounts due to a Participant under the Plan will be made after approval by the Committee. Payment will be made no later than March 15th of the year following the year in which the Performance Period ends.

Article V

General Provisions

5.1 Non-transferability. Unless otherwise determined by the Committee, a Participant’s rights and interests under the Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution.

5.2 Payroll taxes. The Company retains the right to deduct from all awards any taxes required by law to be withheld with respect to the awards.

5.3 Continuance of employment. Nothing in this Plan or any action taken because of the Plan will be construed as giving any employee any right to be retained in the Company’s employ.

5.4 Amendment and termination. The Board at any time may terminate, and at any time and in any respect may amend or modify, the Plan.

5.5 Legal requirements. The designation of participation and any opportunity in the Plan, together with the payment of cash, will be subject to all applicable federal, state and local laws, rules and regulations. The Plan will be construed in accordance with and governed by the laws of the State of Kansas.